                                                                    EXHIBIT 10.2

                            FIFTH AMENDMENT TO LEASE

         THIS AGREEMENT is made as of the 30th day of June, 2003, by and between 500-512 SEVENTH AVENUE LIMITED PARTNERSHIP, a New York limited partnership having an office c/o The Chetrit Group, LLC, Suite 3 West, 601 West 26th Street, New York, New York 10001 ("Landlord"), and iVILLAGE INC., a Delaware corporation having an office at 500 Seventh Avenue, New York, New York 10018 ("Tenant").

                             W I T N E S S E T H :
                              - - - - - - - - - -

         Landlord is the landlord and Tenant is the tenant under that certain Agreement of Lease dated as of March 14, 2000 (the "Original Lease"), as amended by (i) that certain First Amendment to Lease dated as of June 7, 2000, (ii) that certain Second Amendment to Lease dated as of January 10, 2001, (iii) that certain Third Amendment to Lease dated as of October 17, 2001, and (iv) that certain Fourth Amendment to Lease dated as of December 3, 2001, and as supplemented by a letter agreement between Landlord and Tenant dated as of December 23, 2002 (the Original Lease, as amended and supplemented, being hereinafter referred to as the "Lease").

         Pursuant to the Lease, Landlord currently leases to Tenant, and Tenant currently leases from Landlord, the entire rentable area of the fourteenth
(14th) floor in the building located at 500 Seventh Avenue, New York, New York (the "500 Building") and the entire rentable area of the eleventh (11th), twelfth (12th) and thirteenth (13th) floors in the building located at 512 Seventh Avenue, New York, New York (the "512 Building") (collectively, the "Demised Premises").


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

         Tenant desires to surrender possession of, and terminate its tenancy under the Lease with respect to, all of the Demised Premises other than (i) the entire rentable area of the fourteenth (14th) floor in the 500 Building, and
(ii) a portion of the twelfth (12th) floor in the 512 Building consisting of approximately 5,638 rentable square feet as shown on Exhibit A annexed hereto and hereby made a part hereof (the "Server Room"; the Server Room, together with the entire rentable area of the fourteenth (14th) floor in the 500 Building, being hereinafter referred to collectively as the "Retained Space"), and Landlord is willing to accept such partial surrender and agree to such partial termination subject to and upon the terms and conditions hereinafter set forth.

         Landlord and Tenant desire to modify and amend the Lease in the respects hereinafter set forth.

         NOW, THEREFORE, in consideration of the premises and other good and valuable consideration, the receipt and sufficiency whereof are hereby acknowledged, the parties hereto hereby agree as follows:

         1. Effective as of the Effective Date (defined below), Tenant shall irrevocably relinquish and surrender to Landlord all of Tenant's right, title and interest under the Lease with respect to the following spaces (collectively, the "Relinquished Space"): (i) the entire rentable area of the eleventh (11th) and thirteenth (13th) floors in the 512 Building, and (ii) the entire balance of the rentable area of the twelfth (12th) floor in the 512 Building exclusive of the Server Room, and, subject to the terms and conditions hereinafter set forth, Landlord shall accept such surrender. On or before the Effective Date, Tenant shall surrender and deliver the Relinquished Space to Landlord in a condition which will render such space reasonably suitable for viewing by prospective replacement tenants, free and clear of all of Tenant's employees, and of all tenancies, subtenancies and persons in possession, other than the existing sublease dated October 2001 (the "Sublease") of the entire rentable area of the eleventh (11th) floor in the 512 Building between Tenant, as sublandlord, and Dun & Bradstreet, Inc. ("D&B"), as subtenant. Exhibit B annexed hereto and hereby made a part hereof lists (i) the items of personal property, equipment, fixtures, trade fixtures and furniture (collectively, "Personal Property") which, to the extent Tenant has not already done so, Tenant shall remove, at Tenant's expense, from the Relinquished Space reasonably promptly after the Effective Date (collectively, the "Retained Items"), and (ii) the items of Personal Property which Tenant shall surrender with the Relinquished Space on the Effective Date (such items, together with the balance of Tenant's existing installation not listed as being among the Retained Items, being hereinafter referred to as the "Relinquished Existing Installations"). Tenant shall repair and restore any damage (other than de minimus damage) to the Demised Premises created by Tenant's removal of the Retained Items. The Relinquished Existing Installations (a) shall not be removed by Tenant from the Relinquished Space and instead shall be deemed surrendered to Landlord with the Relinquished Space as of the Effective Date, and (b) shall become the property of Landlord and shall be deemed to have been relinquished, abandoned and conveyed by Tenant to Landlord effective as of the Effective Date. Tenant represents to Landlord that Tenant is, and that Tenant will be on the Effective Date, the lawful owner of the Relinquished Existing Installations and that the same is, and that the same will be on the Effective Date, free and clear of all claims, liens, encumbrances and security interests, in each case other than the rights, if any, of Landlord or Landlord's mortgagees and mezzanine lenders and, as to the eleventh (11th) floor in the 512 Building only, the rights of D&B under the Sublease. On the Effective Date, Tenant shall assign to Landlord all guaranties and warranties, if any, with respect to the Relinquished Existing Installations.


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         2. (a) Landlord shall have the option, at Landlord's expense, exercisable at any time upon reasonable prior written notice to Tenant, to construct a common corridor on the twelfth (12th) floor of the 512 Building in order to permit access to the Server Room and the balance of the space on the 12th floor in the 512 Building, which common corridor shall comply with applicable law, and, at Landlord's option, shall be constructed in a manner so as to afford Landlord and any other tenant(s) of a portion or portions of the balance of the 12th floor of the 512 Building access to the bathrooms, utilities, mechanical and HVAC systems on such floor. Landlord shall have the option, at Landlord's expense, exercisable at any time upon reasonable prior written notice to Tenant, to separate the utilities, mechanical and HVAC systems presently existing on the 12th floor of the 512 Building so that the same service both the Server Room and the balance of the 12th floor. All such work shall be done in a manner so as to minimize disruption of Tenant's use of the Server Room. Nothing contained in this subparagraph 2(a) shall limit Tenant's obligations under Exhibit C attached hereto. For so long as the Server Room constitutes a portion of the Demised Premises, Tenant shall continue to have reasonable access to the utility lines and panel boxes servicing, but located outside of the perimeter of, the Server Room, including for the purposes of maintaining and repairing the same. Landlord shall have no obligation to perform any other work at or to the Retained Space or make any monetary contribution to Tenant in order to ready the Retained Space for Tenant's continued occupancy thereof or otherwise pursuant to this Agreement.

              (b) Tenant, at Tenant's sole cost and expense, shall perform, as promptly as commercially reasonable following the Effective Date and in any event within sixty (60) days after Tenant's receipt of the requisite building permits therefor, all of the work listed on Exhibit C annexed hereto and hereby made a part hereof (the "Tenant's Required Work") in or affecting the Retained Space and the Relinquished Space, which work hereby is approved by Landlord (subject to the submission of plans and specifications for Landlord approval to the extent preparation of plans and specifications, and submission of the same for approval, is required under the Original Lease or applicable law) and which work Landlord and Tenant have agreed constitutes all the work necessary for Tenant to perform to effect the surrender of the Relinquished Space and the possession and occupancy thereafter by Tenant of the Retained Space alone. Tenant, at Tenant's expense, shall promptly apply for all requisite building permits required in connection with Tenant's Required Work and, upon the completion thereof, Tenant shall obtain all requisite sign-offs and approvals therefor. All application, permit, filing and like fees and architect's, engineer's, expediter's and other professional fees incurred in connection therewith shall be borne by Tenant. Such work shall be performed with due diligence in accordance with applicable law and the provisions of Article 13 of the Original Lease.

              (c) Upon the completion of all of Tenant's Required Work and Tenant's obtaining of any requisite sign-offs and lien waivers therefor and a certificate from Tenant's licensed architect that Tenant's Required Work has been completed, Landlord shall confirm such completion in writing.

              (d) Tenant's performance of Tenant's Required Work shall satisfy all of Tenant's obligations with respect to the Relinquished Space, including without limitation any additional obligations of Tenant which otherwise may have arisen under paragraph 2 of the Second Amendment to Lease. Nothing contained herein shall be deemed to relieve Tenant from any of Tenant's additional obligations under paragraph 2 of the Second Amendment to Lease with respect to the Retained Space, all of which are hereby ratified and confirmed. Notwithstanding the foregoing, Landlord and Tenant acknowledge and agree that Tenant shall have no obligation to comply with Section 2(b) of the Second Amendment to Lease between the parties dated as of January 10, 2001 with respect to the 14th floor of the 500 Building or with respect to the 12th floor of the 500 Building, except as specified on Exhibit C hereto.

         3. To and until the later to occur of (i) the Effective Date, and (ii) the date on which Tenant surrenders the Relinquished Space to Landlord, Tenant
(x) shall continue to pay fixed rent, electricity charges, Tenant's Tax Payment, porter's wage escalation, and all other items of additional rent and other sums and charges for the Relinquished Space and for the Retained Space in accordance with the terms of the Lease, calculated without regard to this Agreement, and
(y) shall otherwise continue to comply with the terms thereof. Tenant shall be deemed to have fulfilled the requirements of subdivision (ii) of the preceding sentence notwithstanding the fact that Tenant has not commenced Tenant's Required Work as of the surrender date.

         4. Time shall be of the essence as to Tenant's obligation to surrender the Relinquished Space to Landlord on or before the Effective Date; provided, however, that if for any reason whatsoever Tenant fails to surrender the Relinquished Space to Landlord in accordance with paragraph 1 above within fifteen (15) days after the occurrence of the Effective Date, this Agreement shall nevertheless remain in effect on all of its terms, but Tenant shall pay to Landlord on demand, as additional rent (which shall be in addition to the fixed rent and additional rent payable for the Retained Space and the Relinquished Space calculated pursuant to paragraph 3 above), the additional sum of $2,500 per day for each day during which Tenant holds over in the Relinquished Space beyond such 15-day period. In addition and without limiting Landlord's other remedies provided for above, Landlord shall also be entitled to proceed against Tenant with a holdover proceeding in the Civil Court of the City of New York with respect to the Relinquished Space. Tenant warrants and represents that it will not defend against, interpose in such proceeding an answer and/or counterclaim, or otherwise contest any such holdover proceeding commenced by Landlord to recover possession of the Relinquished Space, except for a defense based on Tenant's good faith interpretation of this Agreement (as opposed to merely for delaying purposes). Tenant hereby agrees that in connection with any such holdover proceeding it: (a) consents to Landlord's service of process by certified mail, return receipt requested, at the address first above written for Tenant; (b) admits the existence of the Lease, as amended hereby; (c) admits that the term of the Lease, as amended hereby, expires on the Effective Date with respect to the Relinquished Space; (d) consents to Landlord's right to terminate Tenant's occupancy of the Relinquished Space on the Effective Date based upon the obligations herein contained; (e) admits that Landlord has standing to commence and prosecute a holdover summary proceeding with respect to the Relinquished Space only if Tenant holds over in the Relinquished Space; and (f) if Tenant holds over in the Relinquished Space, consents to the immediate issuance of a warrant of eviction with respect to the Relinquished Space only without any stays of the execution thereof, and Tenant hereby waives the right to appeal therefrom except for an appeal based upon Tenant's good faith interpretation of this Agreement (as opposed to merely for delaying purposes). In the event that a bankruptcy proceeding is filed by or against Tenant, then, in such event, Tenant, to the extent permitted under applicable law, hereby consents to the immediate lifting of the automatic stay provisions of the Bankruptcy Code so as to permit Landlord to commence and/or prosecute any necessary action or proceeding to regain possession of the Relinquished Space. If Landlord elects to commence a holdover or other action or proceeding by reason of Tenant's failure to timely comply with Tenant's obligations hereunder, Tenant shall reimburse Landlord for Landlord's reasonable and actual attorneys' fees and expenses and costs incurred in prosecuting such action and/or proceeding.

         5. From and after the later to occur of (i) the Effective Date, and
(ii) the date on which Tenant surrenders the Relinquished Space to Landlord (irrespective of whether Tenant has commenced Tenant's Required Work), and for the balance of the term of the Lease, as amended hereby, and the Extension Term (if the Extension Option is exercised), (i) the premises demised under the Lease, as amended hereby, shall be comprised solely of the Retained Space, and
(ii) all references under the Lease, as amended hereby, to the "Demised Premises" shall, for all purposes (including the exercise of any Extension Option), be deemed to mean solely the Retained Space.

         6. Effective as of, and conditional upon the occurrence of, the Effective Date, the Lease shall be modified as follows:

              (a) Section 1.04 of the Original Lease, as amended by paragraph 6(b) of the Third Amendment to Lease, shall be further amended such that the annual fixed rent to be paid by Tenant to Landlord under the Lease shall be at the rate of One Million Four Hundred Seventy Thousand Dollars ($1,470,000.00), exclusive of electricity (which shall continue to be payable by Tenant pursuant to Article 16 of the Original Lease), which shall be payable in equal monthly installments of One Hundred Twenty-Two Thousand Five Hundred Dollars ($122,500.00) each.

              (b) Provided that Tenant is not then in monetary or material non-monetary default under the Lease, as amended hereby, beyond any applicable period of notice and grace, Tenant shall be entitled to a one-time credit against Tenant's obligation to pay fixed rent in the aggregate amount of One Million Nine Hundred Sixty Thousand Hundred Dollars ($1,960,000.00) (the "Credit"), which shall be applied against Tenant's obligation to pay fixed rent for the period commencing on January 1, 2014 and ending on April 30, 2015. Notwithstanding the foregoing, the Credit shall not be applied against electricity charges, Tenant's Tax Payment, or any other item of additional rent, all of which amounts shall be paid without abatement in accordance with the terms of the Lease, as amended hereby. Without limiting the generality of the foregoing, Tenant shall not be required to pay porter's wage escalation under
Section 5.07(h) of the Original Lease accruing solely during the period from January 1, 2014 through April 30, 2015. The Credit shall not be taken into account in determining the annual fixed rent payable by Tenant during the Extension Term, if the Extension Option is exercised.

              (c) Sections 2.01(b), 2.03 and 13.04 of the Original Lease shall be amended only insofar as to provide that no portion of the Demised Premises shall be used as a cafeteria or for the cooking and preparation of food.

              (d) Section 5.01(d) of the Original Lease, as amended by paragraph 6(c) of the Third Amendment to Lease, shall be further amended as follows: (i) "Tenant's 500 Proportionate Share" shall mean 6%, and (ii) the rentable square foot area of the portion of the Demised Premises in the 500 Building shall be deemed to be 36,362 square feet.

              (e) Section 5.01(e) of the Original Lease shall be amended as follows: (i) "Tenant's 512 Proportionate Share shall mean 1.1%; and (ii) the rentable square foot area of the portion of the Demised Premises in the 512 Building shall be deemed to be 5,638 square feet.

              (f) Section 5.07(g) of the Original Lease, as amended by paragraph 6(d) of the Third Amendment to Lease, shall be further amended such that the term "Wage Rate Multiple" shall mean 42,000.

              (g) Tenant shall not be required to maintain a security deposit under the Lease, as amended hereby, and all references to a security deposit (including the letter of credit delivered as security) in the Original Lease shall be deemed deleted for all purposes.

              (h) Article 39 of the Original Lease shall be deleted in its entirety.

              (i) The last sentence of Section 9.04(a)(x) of the Original Lease shall be deleted.

              (j) The last sentence of Section 43.01 of the Original Lease shall be deleted and Section 43.02 of the Original Lease shall be deleted in its entirety.

              (k) The reference to "5,000 rentable square feet" in the second line of Section 9.11(e) of the Original Lease shall be changed to "3,000 rentable square feet."

              (l) Section 11.02(a) of the Original Lease shall be amended to require Tenant to carry insurance with liability limits of not less than Three Million Dollars ($3,000,000).

              (m) A new Section 9.05(n) shall be added to the Original Lease to read in its entirety as follows:


                  "Notwithstanding anything to the contrary herein, the Credit described in paragraph 6(b) of the Fifth Amendment to Lease shall be applicable to whichever person is the then tenant under this Lease notwithstanding assignment or sublease of this Lease."

         7. Tenant acknowledges that effective as of the Effective Date, it will no longer be satisfying the Occupancy Requirement.

         8. Modifying Article 32 of the Original Lease, notices to Landlord shall be sent to Landlord to the address set forth on the first page of this Agreement, with a copy simultaneously only of notices of default or lease termination to Gerstein Strauss & Rinaldi LLP, 57 West 38th Street, 9th Floor, New York, New York 10018, Attn: Victor Gerstein, Esq., and (b) a copy only of notices to Tenant of default or lease termination shall be sent simultaneously to Gibson Dunn & Crutcher LLP, 200 Park Avenue, New York, New York 10166, Attn:
Randy Mastro, Esq.

         9. Provided that all requisite lender consents to this Agreement set forth in paragraph 11 below shall have been obtained within the time period set forth in paragraph 11 below, Tenant hereby irrevocably authorizes Landlord to draw down in full on the Letter of Credit in the amount of Eight Million Four Hundred Seventy-Four Thousand Three Hundred Eighty and 10/100 Dollars ($8,474,380.10) being held by Landlord as security under the Lease and to retain and apply the entire proceeds thereof (other than the sum of Five Hundred Forty-Seven Thousand Fifty-Eight and 50/100 Dollars ($547,058.50) thereof, representing the entire unpaid balance of the Construction Payment due to Tenant pursuant to the Lease, as amended hereby, which sum of Five Hundred Forty-Seven Thousand Fifty-Eight and 50/100 Dollars ($547,058.50) shall be paid by Landlord to Tenant out of the proceeds of the Letter of Credit immediately after Landlord's receipt of such entire proceeds), in reimbursement of amounts heretofore expended by Landlord on the Construction Payment and brokerage commissions in connection with the Lease and amounts Landlord reasonably anticipates expending in order to relet the Relinquished Space, and/or for such other matters as Landlord may determine in its sole and absolute discretion. Tenant confirms that provided all requisite lender consents to this Agreement set forth in paragraph 11 below shall have been obtained, the Letter of Credit and the entire proceeds thereof (other than the sum of Five

Hundred Forty-Seven Thousand Fifty-Eight and 50/100 Dollars ($547,058.50) of such proceeds, which shall be paid to Tenant as aforesaid) shall constitute the sole, exclusive and absolute property of Landlord and Tenant shall not make a claim that the receipt and retention of such proceeds shall constitute a preference by Landlord. Tenant shall promptly take all appropriate action and execute any and all authorizations, instruments and documents of any kind as may be necessary or required to permit Landlord's draw down in full of the Letter of Credit. Tenant has represented to Landlord that the cost of drawing down upon the Letter of Credit does not exceed $11,000, and Landlord and Tenant shall each bear 50% of such cost. Landlord expressly agrees that all requirements and conditions of the Lease to payment of the balance payable to Tenant of the Construction Payment have been met, satisfied or waived, that the balance of the Construction Payment now due and payable by Landlord and unpaid is Five Hundred Forty-Seven Thousand Fifty-Eight and 50/100 Dollars ($547,058.50), and that if such balance is not paid in full to Tenant in accordance with the provisions of this paragraph 9 and this Agreement terminates for any reason, this sentence shall survive termination of this Agreement and Landlord shall be liable immediately to pay said amount to Tenant. Tenant acknowledges that upon its receipt of said sum of Five Hundred Forty-Seven Thousand Fifty-Eight and 50/100 Dollars ($547,058.50), Landlord shall have fulfilled all of Landlord's obligations under the Lease, as amended hereby, with respect to the Construction Payment. Landlord's timely payment to Tenant of said sum of Five Hundred Forty-Seven Thousand Fifty-Eight and 50/100 Dollars ($547,058.50) shall be a condition to Tenant's obligations hereunder.


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

         10. Not later than three (3) business days after the receipt of all requisite lender consents described in paragraph 11 below, Landlord shall deliver to Tenant an attornment agreement in the form of Exhibit D attached hereto and made a part hereof in all material respects (the "Attornment Agreement") executed by Landlord in which Landlord exercises its option, pursuant to Section 5(a) of the Sublease and Section 3 of the consent thereto dated as of December 3, 2001 (the "Consent"), that D&B shall attorn directly to Landlord on the terms of the Sublease. Promptly after the execution hereof, Tenant shall execute and shall cause D&B, as subtenant under the Sublease, to execute the Attornment Agreement and Tenant shall deliver partially executed counterparts of the same to Landlord upon Tenant's receipt of counterparts thereof executed by Landlord. If requested by Landlord, Tenant shall execute and deliver to Landlord an assignment of Tenant's interest as sublandlord under the Sublease in form reasonably satisfactory to Landlord. Landlord represents to Tenant that Landlord has reviewed the Sublease and the representations made by D&B in the Attornment Agreement, is satisfied with the same, acknowledges that Landlord is not entitled to payment by Tenant of any amounts in respect of the Sublease under Section 9.10 of the Original Lease, and accepts Tenant's interest as sublandlord under the Sublease without recourse to or warranty by Tenant, except that Tenant hereby represents to Landlord that to the best of Tenant's knowledge, all of the representations and warranties made by D&B in the Attornment Agreement are true and correct in all material respects.

         11. This Agreement and the rights and obligations of Landlord and Tenant hereunder are conditional on Landlord's obtaining the written consent to all of the terms of this Agreement from (i) Wachovia Bank, National Association, and Merrill

Lynch Mortgage Capital Inc., respectively, the holders of the first and second mortgages on the 500 Building and 512 Building (collectively, "Landlord's Mortgagees") and from (ii) Capital Trust and (iii) SL Green, each of which is a mezzanine lender to Landlord whose consent is required for the transaction provided for herein and which lenders collectively are all of Landlord's mezzanine lenders and are the only persons in addition to Landlord's Mortgagees whose consent is required for the transaction provided for herein. Landlord shall promptly request such consents in writing, and each request shall, inter alia, reference the Credit provided for in paragraph 6(b) hereof. Landlord shall provide Tenant with a copy of each such consent promptly after Landlord's receipt thereof. Notwithstanding the foregoing, if for any reason whatsoever all such requisite written consents are not obtained within twenty (20) business days after the date hereof, then this Agreement shall be void ab initio and of no force or effect, and the Lease shall continue in full force and effect on all of its terms as if this Agreement had not been entered into. Landlord shall not be required to modify the terms of any of its existing loans or make any payment to any of its lenders (other than customary legal and processing fees, the first $5,000 of which shall be paid by Landlord and the balance, if any, shall be paid 50% by each of Landlord and Tenant) or commence an action against any of its lenders in order to obtain any of the requisite consents.

         12. The "Effective Date" shall be the first day on which all of the following conditions shall have been fulfilled:

              (a) Landlord shall have received all requisite lender consents pursuant to paragraph 11 above;

              (b) D&B and Tenant shall have executed and delivered to Landlord the Attornment Agreement in accordance with paragraph 10 above; and

              (c) Landlord shall have received proceeds of the Letter of Credit in the amount of Seven Million Nine Hundred Twenty-Seven Thousand Three Hundred and Twenty-One and 60/100 Dollars ($7,927,321.60) payable to Landlord in accordance with paragraph 9 above.

              If for any reason the Effective Date shall not have occurred on or before August 15, 2003, then this Agreement shall be void ab initio and of no force or effect and the Lease shall continue in full force and effect on all of its terms.

         13. Tenant hereby covenants and represents that (i) it has not assigned the Lease, as amended hereby, and except for the Sublease it has not sublet all or a portion of the Demised Premises or allowed all or a portion of the Demised Premises to be used by any third party in violation of the terms of the Lease,
(ii) it has done nothing which would give any person or entity a claim in and to the Demised Premises and/or the Lease, as amended hereby, in violation of the terms of the Lease, and (iii) it will not assign the Lease, as amended hereby, or sublet all or a portion of the Demised Premises, or allow all or a portion of the Demised Premises to be used by any third party, in each case in a manner which is in violation of the terms of the Lease, as amended hereby, and in any event will not sublet all or any portion of the Relinquished Space. Landlord agrees that in determining any amount payable to Landlord under Section 9.10 of the Lease, the amount of the Credit shall be added to "Assignment Expenses" and to "Tenant's Basic Cost," as applicable. Landlord agrees that notwithstanding Sections 9.02-9.04 of the Original Lease, Landlord shall not be entitled to exercise any recapture, leaseback or termination right in a manner which would deprive Tenant of the opportunity to recover from an assignee or sublessee the amount of the Credit. In order to give effect to the preceding sentence, Landlord agrees that the following shall apply (pro-rated in the event of a transaction involving less than the entire Demised Premises) (i) in the event of termination of the Lease, as amended hereby, pursuant to Section 9.02 of the Original lease, Landlord shall pay to Tenant the dollar amount (without any present value discount) of all or any portion of the Credit not yet enjoyed by Tenant, (ii) in the event of a leaseback by Landlord pursuant to Section 9.02 of the Original Lease, the amount of the Credit shall be added to the rental obligations of Landlord to Tenant, and (iii) in the event of another or different transaction not arising out of or related to a termination of the Lease, as amended hereby, resulting from a default by Tenant thereunder, Landlord shall be liable to pursue its rights with respect to such transaction only in a manner which shall not deprive Tenant of the opportunity to recover from an assignee or sublessee the amount of the Credit.

         14. Tenant acknowledges that as of the date hereof, Landlord has complied with all of Landlord's obligations under the Lease, subject to the matters described below in this paragraph 14, and is not in default in respect of any of Landlord's obligations under the Lease. Landlord acknowledges that as of the date hereof, Tenant has complied with all of Tenant's obligations under the Lease, subject to the matters described below in this paragraph 14, and is not in default in any of Tenant's obligations under the Lease. Notwithstanding anything in this Agreement to the contrary, Landlord and Tenant acknowledge the existence of an outstanding dispute between them with respect to Tenant's right to receive payment of, or a refund or credit in respect of, a proportionate share of a real estate tax abatement received by Landlord for the Tax Years 2001-2002 and 2002-2003 based on tax escalation payments made by Tenant prior to the date of this Agreement. Landlord and Tenant both wish to settle such dispute and, to that end and in full settlement and satisfaction of such dispute, (i) Tenant is hereby released from Tenant's obligation to pay the outstanding balance of the amount billed by Landlord to Tenant for Tenant's Tax Payment for the second half installment of the 2002-2003 Tax Year (it being understood and agreed that any amounts heretofore paid by Tenant to Landlord on account of such installment shall be retained by Landlord), and (iii) Tenant shall receive a one-time rent credit in the aggregate amount of $10,500 to be applied against Tenant's monthly installment of fixed rent due under the Lease, as amended hereby, for the month of August 2003. Such rent credit shall be in addition to the Credit provided for in paragraph 6(b) above. Upon Tenant's receipt of such credit in the sum of $10,500, Landlord and Tenant shall be deemed to have released one another from any claims and demands for the overpayment or underpayment of real estate tax escalation under the Lease, as amended hereby, through the Tax Year ending June 30, 2003; provided, however, that nothing contained herein shall relieve or release Tenant from its obligation to pay Tenant's Tax Payments in respect of the 2003-2004 Tax Year and for the balance of the term of the Lease, as amended hereby.

         15. Landlord further acknowledges that it has not yet delivered to Tenant a Subordination, Non-Disturbance and Attornment Agreement between Tenant and Landlord's Mortgagees and Tenant hereby irrevocably withdraws its request to receive the same from Landlord's Mortgagees, but such withdrawal shall be without prejudice to Tenant's right under the Lease (as amended hereby) to receive an SNDA from any future mortgagee.

         16. Landlord shall have the option (the "Partial Recapture Option"), exercisable by giving written notice to Tenant ("Landlord's Notice") at any time during the initial term hereof, to cause Tenant to surrender the Server Room on a date (the "Surrender Date") specified in Landlord's Notice, which Surrender Date shall be at least 90 days after the date of Landlord's Notice. If Landlord exercises the Partial Recapture Option, then and in such event (i) Tenant shall surrender the Server Room free and clear of all of Tenant's employees, subtenants, possessory rights and persons in possession, and otherwise in the condition hereinafter set forth on or before the Surrender Date, and (ii) effective as of the later to occur of (x) the Surrender Date, and (y) the date upon which Tenant actually surrenders the Server Room in the condition hereinafter set forth, (A) the Server Room shall no longer be deemed to be part of the Demised Premises, (B) the annual fixed rent to be paid by Tenant to Landlord under the Lease, as amended hereby, shall be reduced to One Million Two Hundred Seventy-Two Six Hundred Seventy Dollars ($1,272,670), exclusive of electricity, which shall be payable in equal monthly installments of One Hundred Six Thousand Fifty-Five and 83/100 Dollars ($106,055.83), (C) the Credit shall be reduced by an amount equal to the product of (i) a fraction (not to exceed 1.0), the numerator of which shall be an amount equal to the difference between
(x) the number of calendar months in the period from the Effective Date through April 2015, less (y) the number of calendar months in the period from the Effective Date through the Surrender Date, and the denominator of which shall be the number of calendar months in the period from the Effective Date through April 2015, multiplied by (ii) Two Hundred Sixty-Three Thousand One Hundred Six and 67/100 Dollars ($263,106.67), (D) the Wage Rate Multiple set forth in Section 5.07(g) of the Original Lease, as amended by paragraph 6(d) of the Third Amendment to Lease and as further amended by paragraph 6(f) hereof, shall be reduced to 36,362, and (E) Tenant's 512 Proportionate Share shall be reduced to zero percent (0%), the rentable square foot area of the Demised Premises in the 512 Building shall be reduced to zero, and Tenant shall no longer be required to pay real estate tax escalation in respect of the Server Room. Landlord's Notice shall specify whether Tenant shall (i) surrender the Server Room in its then "as-is" condition as of the date specified in Landlord's Notice, or (ii) demolish the Server Room, at Tenant's expense, substantially in accordance with Landlord's building-standard demolition requirements, and in either event Tenant shall promptly perform the work specified in Exhibit C annexed hereto specifically required to be performed after Tenant's surrender of the Server Room. Tenant shall surrender the Server Room in the condition specified in Landlord's Notice, but in either case, (x) Tenant shall be entitled to remove its computers and computer data, server, racks and storage equipment and related peripherals and accessories from the Server Room, and (y) Tenant shall surrender the Server Room to Landlord free of all debris and free of all hazardous materials installed by Tenant.

         17. This Agreement, together with the Lease, constitutes the entire Agreement of the parties hereto with respect to the matters stated herein, and may not be amended or modified unless such amendment or modification shall be in writing and shall have been signed by the party against whom enforcement is sought.

         18. As modified hereby, all of the terms, covenants and conditions of the Lease shall remain in full force and effect and are hereby ratified and confirmed in all respects. Each party hereto hereby irrevocably and unconditionally submits to the jurisdiction of a Court in the State of New York, County of New York.

         19. Landlord and Tenant each represents and warrants to the other that it neither consulted nor negotiated with any broker or finder with respect to this Agreement other than Newmark & Company Real Estate, Inc. ("Newmark") and Cushman & Wakefield, Inc. Landlord agrees to indemnify, defend and save Tenant harmless from and against any and all liability, damages, settlement payments, costs and expenses (including, without limitation, legal fees and disbursements incurred in defending any claim or action or in enforcing this indemnity), incurred by Tenant as a result of or in connection with any claim, demand or action for fees or commissions from anyone other than Cushman & Wakefield, Inc. with which Landlord has dealt in connection with this Agreement. Tenant agrees to indemnify, defend and save Landlord harmless from and against any and all liability, damages, settlement payments, costs and expenses (including, without limitation, legal fees and disbursements incurred in defending any claim or action or in enforcing this indemnity), incurred by Landlord as a result of or in connection with any claim, demand or action for fees or commissions from anyone other than Newmark with which Tenant has dealt in connection with this Agreement. Landlord represents to Tenant that no fee is due to Newmark in connection with this Agreement. Tenant represents to Landlord that no fee is due to Cushman & Wakefield, Inc. in connection with this Agreement.

         20. This Agreement shall be construed and governed by the laws of the State of New York.

         21. No waiver by either party of any failure or refusal by the other party to comply with its obligations hereunder shall be deemed a waiver of any other or subsequent failure or refusal to so comply.

         22. If any provision of this Agreement shall be invalid or unenforceable, the remainder of this Agreement or the application of such provision other than to the extent that it is invalid or unenforceable shall not be affected, and each provision of this Agreement shall remain in full force and effect notwithstanding the invalidity or unenforceability of such provision, but only to the extent that application and/or enforcement, as the case may be, would be equitable and consistent with the intent of the parties in entering into this Agreement.

         23. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective legal representatives, successors and permitted assigns.

         24. This Agreement shall not be binding upon the parties hereto until this Agreement has been executed and delivered by each of the parties hereto.

         25. It is agreed by and between the parties that this Agreement is the result of extensive negotiations between the parties and that both parties shall be deemed to have prepared this Agreement and any ancillary documents, in order to avoid any negative inference by any court as against the preparer of this Agreement. This Agreement supersedes and revokes all previous negotiations, arrangements, representations and information, whether oral or in writing, between Landlord and Tenant and their respective representatives or any other person purporting to represent Landlord or Tenant with respect to the subject matter hereof. This Agreement may be executed in one or more facsimile counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

         26. The submission by Landlord of this Agreement for execution by Tenant shall have no binding force or effect on Landlord unless and until Landlord shall have executed this Agreement and a counterpart thereof shall have been delivered to Tenant.

         27. Capitalized terms used but not expressly defined herein shall have the meanings ascribed to them in the Original Lease.

         28. This Agreement shall not be recorded.





          [The balance of this page has been left blank intentionally]

         29. Each party hereto represents to the other that it is duly authorized to execute and deliver this Agreement and to perform the transactions provided for herein.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first above written.

                           500-512 SEVENTH AVENUE LIMITED
                           PARTNERSHIP

                           By: 500-512 SEVENTH AVENUE GP LLC



                           By: /s/ Jacob Chetrit
                               -------------------------------------------
                               Name: Jacob Chetrit
                               Title: President


                                           AND

                           By: /s/ Edward Minskoff
                               -------------------------------------------
                               Name: Edward Minskoff
                               Title: Vice President


                           iVILLAGE INC.


                           By: /s/ Steven A. Elkes
                               -------------------------------------------
                               Name: Steven A. Elkes
                               Title: Executive Vice President, Operations
                               and Business Affairs

                                    EXHIBIT A

[Floor plan describing the Server Room and the 12th Floor of the 512 Building]

                                    EXHIBIT B

                      ITEMS IVILLAGE WILL BE REMOVING FROM
                          512 7TH AVE FLOODS 12 AND 13

               SEE ATTACHED FLOOR PLANS FOR LOCATIONS LISTED BELOW

LOCATION*            FLOOR                           ITEM
---------            -----                           ----
Conference Rooms       13          iVillage will take 1 PC 1VCR and 1
                                   television - (1 conference room table, 10 chairs 1 TV cabinet, 1 side table will stay)

Pantry                 13          iVillage will be taking 2 vending machines,
                                   1 water cooler, 2 coffee machines and all supplies and small appliances on the counters and in cupboard (iVillage will not be taking the refrigerator, 2 microwaves or dishwasher)

Hallways/Reception     13          iVillage will take all artwork, accessories,
                                   plants, signs, pictures and decorations

Filing Cabinets        13          All 5, 3 & 2 drawer file cabinets (total of
                                   70 cabinets)

CopyRoom               13          Self standing shelving from storage
                                   cabinets, supplies and 2 copy machines, all office supplies, all stationary, etc

Offices                13          All whiteboards, and corkboards

Offices                13          Up to 10 offices full of furniture (10
                                   desks, 20 side chairs, 10 credenzas, 10 desk chair, 20 file cabinets, 10 bookcases) ALL of the systems furniture (cubicles), round tables and desk chairs and at least 11 complete offices full of furniture will stay on the floor

Security Closet        12          Security System (computer hardware,
                                   software, security system, including 5
                                   Cameras located on the 13th)

Pantry                 12          iVillage will be taking 2 vending machines,
                                   1 water cooler, 2 coffee machines and all supplies and small appliances on the counters and in cupboard (iVillage will not be taking the refrigerator, 2 microwaves or dishwasher)

Conference Rooms       12          iVillage will take 1 PC 1VCR and 1
                                   television - (1 conference room table, 10 chairs, 1 TV cabinet, 1 side table will stay)

Telephone Room         12          iVillage will be taking all desks, shelving
                                   and storage cabinets,1 Lucent PBX Phone
                                   System,1 Lucent Voicemail System, 1UPS for
                                   PBX Phone System, all spare Lucent Phones and all telephone equipment

NOTWITHSTANDING THE ABOVE, AT A MINIMUM, EACH OFFICE, CUBICLE AND WORK STATION SHALL BE EQUIPPED WITH A DESK AND AT LEAST ONE CHAIR.

                                    EXHIBIT C
                             Tenant's Required Work

1. Work Required Pursuant to Section 2(b):
   --------------------------------------

a. Separate all multi-floor and multi-building mechanical and HVAC systems, electrical, telecommunications, utility and other systems (except as provided in Section 2 below), specifically:

      13th Floor, 512 Seventh Avenue
      ------------------------------

      o In-fill with concrete block (2 each) existing passageways between the 14th floor of 500 Seventh Avenue and the 13th floor of 512 Seventh Avenue to separate these floors/buildings;

      o Finish in-filled openings with fire rated gypsum wall board to finish flush with existing walls; tape and spackle same, paint to match existing walls; and

      o In-fill and fire stud (2 each) poke through locations in the slab between 13th floor and 12th floor of 512 Seventh Avenue.

      12th Floor, 512 Seventh Avenue
      ------------------------------

      o Disconnect power serving computer racks in server room from 13th floor; and

      o Disconnect redundant power source from 13th floor to air conditioning units, leaving one power source to serve unit.

      500 Seventh Avenue
      ------------------

      o Disconnect all redundant power to 512 Seventh Avenue universal power source (UPS) from 500 Seventh Avenue; and

      o Disconnect all redundant power to 512 Seventh Avenue mechanical units from 500 Seventh Avenue.

b. On the 12th Floor of 500 Seventh Avenue, perform such work as is necessary to permit Landlord to create a pass-through between the "A" and "B" sections of such floor in the future at Landlord's option by continuing the existing corridor in the "A" section formerly leased by Tenant up to the existing demising wall separating the "A" and "B" sections. Landlord and Tenant acknowledge and agree that this project involves removing the existing doors to the electrical closet in such corridor, finishing the walls, flooring and ceiling that will constitute such corridor, reducing and renovating the existing men's bathroom, removing and relocating certain electrical equipment in the corridor, and creating a new small electrical closet for such equipment. All such work shall be performed by Tenant in accordance with applicable building codes, rules and regulations and the terms of the Lease. Notwithstanding the foregoing, Tenant shall not be required to break the existing demising wall between the "A" and "B" sections of such floor or create a finished pass-through corridor. Landlord, at its own option and expense, shall be responsible for creating a finished pass-through once Tenant has performed the work set forth above.

2. Work Required Pursuant to Section 16: In addition to the other work set forth
   ------------------------------------
in Section 16, upon Landlord's exercise of the Partial Recapture Option, Tenant shall also remove and terminate any cabling from 512 Seventh Avenue to 500 Seventh Avenue within the time frame set forth in such Section 16.


Landlord agrees to provide access to, or the right to use thereafter, any riser space or common areas necessary in order to complete the work set forth in this Exhibit C.

Tenant agrees to surrender the Relinquished Space (other than the eleventh floor of the 512 Building which is subject to the provisions of the Sublease with D&B) broom clean, free of debris and free of any hazardous materials installed by Tenant.

                                    EXHIBIT D

                            D&B Attornment Agreement

         This Agreement dated as of June 30, 2003 by and among Dun & Bradstreet, Inc., a Delaware corporation having an office at 103 JFK Parkway, Short Hills, New Jersey 07078 ("Subtenant"), iVillage Inc., a Delaware corporation having an office at 500 Seventh Avenue, New York, New York 10018 ("Tenant"), and 500-512 SEVENTH AVENUE LIMITED PARTNERSHIP, a New York limited partnership having an office c/o The Chetrit Group, LLC, Suite 3 West, 601 West 26th Street, New York, New York 10001 ("Landlord").

                            W I T N E S S E T H :
                             - - - - - - - - - -

         Whereas, Landlord is the landlord and Tenant is the tenant under that certain Agreement of Lease dated as of March 14, 2000 (the "Original Lease"), as amended by (i) that certain First Amendment to Lease dated as of June 7, 2000,
(ii) that certain Second Amendment to Lease dated as of January 10, 2001, (iii) that certain Third Amendment to Lease dated as of October 17, 2001, (iv) that certain Fourth Amendment to Lease dated as of December 3, 2001, and that certain Fifth Amendment to Lease dated as of the date hereof (the "Fifth Amendment to Lease"), and as supplemented by a letter agreement between Landlord and Tenant dated as of December 23, 2002 (the Original Lease, as amended and supplemented, being hereinafter referred to as the "Lease").

         Whereas, pursuant to the Lease, Landlord leased to Tenant, and Tenant leased from Landlord, the entire rentable area of the fourteenth (14th) floor in the building located at 500 Seventh Avenue, New York, New York (the "500 Building") and the entire rentable area of the eleventh (11th), twelfth (12th) and thirteenth (13th) floors in the Building located at 512 Seventh Avenue, New York, New York (the "512 Building") (collectively, the "Demised Premises").

         Whereas, Tenant is the sublandlord and Subtenant is the subtenant under that certain Sublease dated as of October 2001 pursuant to which Subtenant subleased from Tenant the entire rentable area of the eleventh (11th) floor in the 512 Building") (the "Sublet Premises").

         Whereas, Landlord consented to the Sublease pursuant to that certain consent to sublease dated as of December 3, 2001 (the "Consent") between Landlord, Tenant and Subtenant.

         Whereas, Landlord and Tenant have agreed to terminate Tenant's lease and tenancy under the Lease with respect to a portion of the Demised Premises which includes the Sublet Premises as of the "Effective Date" as defined in the Fifth Amendment to Lease (the "Transition Date").

         Whereas, Section 5(a) of the Sublease and Section 3 of the Consent provide that in the event of such termination, Landlord may, at its option, succeed to the interest of Tenant under the Sublease and cause Subtenant to attorn directly to Landlord under the Sublease, and Landlord has elected to exercise said option.

         NOW, THEREFORE, in consideration of the premises and other good and valuable consideration, the receipt and sufficiency whereof are hereby acknowledged, the parties hereto hereby agree as follows:

         1. As of the Transition Date, Landlord is the sublandlord under the Sublease as to the Subleased Premises, Subtenant agrees to attorn directly to Landlord as the sublandlord under the Sublease, to make all payments that it is required to make under the Sublease to Landlord, and otherwise to perform the Sublease in accordance with its terms, and Tenant is released and relieved of any and all liability under or in respect of the Sublease accruing prior to the Transition Date.

         2. Notwithstanding the foregoing, Subtenant agrees that Landlord shall not (i) be liable for any prepayment of more than one (1) month's rent or any security deposit paid by Subtenant under the Sublease (except to the extent such security deposit is assigned and delivered by Tenant to Landlord), (ii) be liable for any defaults of Tenant as sublandlord under the Sublease, (iii) be subject to any defenses or offsets accrued prior to such attornment which Subtenant may have against Tenant as sublandlord under the Sublease, or (iv) be bound by any changes or modifications made to the Sublease without the written consent of Landlord. Subtenant hereby represents and warrants to Landlord and to Tenant that as of the date hereof (i) Subtenant has not paid any rent under the Sublease for more than the current month due and payable, nor has Subtenant paid or deposited any security deposit under the Sublease, (ii) there are no defaults by Tenant as sublandlord under the Sublease, (iii) Subtenant has no defenses or offsets accrued against Tenant as sublandlord under the Sublease and knows of no events which, with the giving of notice or the passage of time, would constitute a default by Tenant under the Sublease, (iv) Subtenant has not entered into any changes or modifications to the Sublease and a true and complete copy of the Sublease is attached hereto, (v) Subtenant is in occupancy of the Sublet Premises (subject, as to a portion of the Sublet Premises, to that certain Space Sharing Agreement made as of May 1, 2001 and the Consent thereto by Landlord made as of December 3, 2001 and Subtenant has not given any notice to Tenant of Subtenant's intention to vacate the Sublet Premises, (vi) the Sublease is in full force and effect, (vii) Subtenant is not entitled to any free rent, rent credit, rent abatement or work contribution under the Sublease; (viii) Tenant has completed all of the work at or to the Sublet Premises required to be performed by Tenant under the Sublease, and (ix) the annual fixed rent under the Sublease is Six Hundred Fourteen Thousand Four Hundred Sixty Dollars ($614,460.00), exclusive of electricity.

         3. Landlord, Tenant and Subtenant hereby acknowledge and agree that Landlord's and Subtenant's respective rights and obligations under the Sublease shall not be increased, reduced, impaired or affected as a result of the modification of the Lease pursuant to the Fifth Amendment to Lease being entered into concurrently herewith; provided, however, that Sections 3(g) and 5(b)(10) of the Sublease shall be of no further force or effect.

         4. Notices to Subtenant shall be sent to 103 JFK Parkway, Short Hills, New Jersey 07078, Attention: Real Estate Department, with a copy to Subtenant at the Sublet Premises. Notices to Landlord shall be sent to the address in the first paragraph hereof, with a copy to Victor Gerstein, Esq., Gerstein, Strauss & Rinaldi, LLP, 57 West 38th Street, 9th Floor, New York, New York 10018.

         5. This Agreement shall be of no force or effect until it has been executed and delivered by all parties hereto. This Agreement may be entered into in counterparts, and such counterparts shall have the same force as if each party had signed the same single instrument.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first above written.

                                  500-512 SEVENTH AVENUE LIMITED
                                  PARTNERSHIP

                                  By:  500-512 SEVENTH AVENUE GP LLC



                                  By:
                                       ------------------------------------
                                       Name:  Jacob Chetrit
                                       Title:  President

                                                      AND

                                  By:
                                       ------------------------------------
                                        Name:
                                        Title: Vice President

                                  iVILLAGE INC.

                                  By:
                                       ------------------------------------
                                        Name:
                                        Title:


                                  DUN & BRADSTREET, INC.

                                  By:
                                       ------------------------------------
                                         Name:
                                         Title:


                                       3